Exhibit 23 — Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Lions Gate Entertainment Corp. of our report dated June 1, 2010 (except for Note 2, as to which the date is April 18, 2011), with respect to the consolidated financial statements and schedule of Lions Gate Entertainment Corp. included in the Current Report (Form 8-K) of Lions Gate Entertainment Corp. dated April 18, 2011, filed with the Securities and Exchange Commission.

Form S-3	Form S-8
No. 333-109101	No. 333-122275
No. 333-114148	No. 333-145068
No. 333-122580	No. 333-146296
No. 333-123652	No. 333-146251
No. 333-128518	No. 333-111022
No. 333-128519	No. 333-107266
No. 333-131975
No. 333-133023
No. 333-144231
No. 333-164960

/s/ Ernst & Young LLP

Los Angeles, California
April 18, 2011